                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No. ___)


Filed by the Registrant                     /x/

Filed by a Party other than the Registrant      / /
Check the appropriate box:
/x/      Preliminary Proxy Statement
/ /      Definitive Proxy Statement
/ /      Definitive Additional Materials
/ /      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
/ /      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e) (2))

                         The France Growth Fund, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


-------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/      No fee required.

[LOGO]

                          THE FRANCE GROWTH FUND, INC.
                          1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 29, 1999
                            ------------------------

THIS IS THE FORMAL AGENDA FOR THE ANNUAL MEETING OF STOCKHOLDERS OF THE FRANCE GROWTH FUND, INC. (THE "FUND"). IT TELLS YOU WHAT MATTERS WILL BE VOTED ON AND THE TIME AND PLACE OF THE MEETING, IN CASE YOU WANT TO ATTEND IN PERSON.

To our Stockholders:

     The Annual Meeting of the Fund's stockholders will be held at 1:00 p.m., New York City time, on Thursday, April 29, 1999, at the offices of Credit Agricole Indosuez, 7th Floor Board Room, 1211 Avenue of the Americas, New York, New York 10036, for the following purposes:

     1. To elect three (3) Directors in Class II to serve for a term expiring on the date of the annual meeting of stockholders in 2002.

     2. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 1999.

     3. To consider and act upon a stockholder proposal with respect to realizing net asset value.

     4. To consider and act upon a stockholder proposal to terminate the Fund's investment advisory agreement with Indocam International Investment Services.

     5. To consider and act upon a proposal recommending that the Fund not reimburse any stockholder for his or her costs incurred in soliciting proxies relating to proposals which the stockholder chose not to submit in time for inclusion in the Fund's proxy statement.

     6. To consider and act upon any other business that may properly come before the meeting or any related adjourned meeting.

     Stockholders of record of the Fund's common stock at the close of business on February 9, 1999 are entitled to vote at this meeting and any related adjourned meeting.

                                          /s/ Steven M. Cancro

                                          Steven M. Cancro
                                          Secretary

Dated: March 8, 1999

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD. PLEASE TAKE A FEW MINUTES TO VOTE NOW AND HELP SAVE THE FUND THE COST OF ADDITIONAL SOLICITATIONS.

                          THE FRANCE GROWTH FUND, INC.
                          1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 29, 1999
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This proxy statement is being used by the Board of Directors of The France Growth Fund, Inc. (the "Fund") to solicit proxies to be voted at the Annual Meeting of the Fund's stockholders. This Meeting will be held at 1:00 p.m., New York City time, on Thursday, April 29, 1999, at the offices of Credit Agricole Indosuez, 7th Floor Board Room, 1211 Avenue of the Americas, New York, New York 10036. The purposes of the Meeting are to elect three (3) Directors, to ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 1999 and to consider and act upon two stockholder proposals and a proposal recommending that the Fund not pay solicitation costs incurred by stockholders. This proxy statement and form of proxy are being mailed to stockholders on or about
March 9, 1999. The Fund's Annual Report for the fiscal year ended December 31, 1998 was mailed to stockholders on March 1, 1999. Stockholders may obtain, without charge, a copy of the Fund's most recent Annual Report by writing to the Fund at the address listed above or by calling (800)-852-4750.

WHO IS ELIGIBLE TO VOTE

     Shareholders of record on February 9, 1999 are entitled to attend and vote at the Meeting or any related adjourned meeting. Each share is entitled to one vote. Shares represented by properly executed proxies, unless revoked before or at the Meeting, will be voted according to shareholders' instructions. If you sign a proxy but do not fill in a vote, your shares will be voted FOR the election of the nominees for Director named in this proxy statement, FOR ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for the Fund for the fiscal year ending December 31, 1999, AGAINST the stockholder proposal with respect to realizing net asset value, AGAINST the stockholder proposal to terminate the Fund's Investment Advisory Agreement and FOR the proposal recommending that the Fund not reimburse any stockholder for proxy solicitation costs.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Fund's Articles of Incorporation provide that the Board of Directors shall be divided as equally as possible into three classes of Directors
(Class I, Class II and Class III) serving staggered three-year terms. The term of office for Directors in Class II expires upon the election of Directors at the Meeting, Class III at the 2000 annual meeting and Class I at the 2001 annual meeting. Three (3) Class II nominees are named in this proxy statement for election to a term expiring on the date of the annual meeting of stockholders in 2002 or until their successors are elected and qualified.

     A plurality of all votes cast at the Meeting, with a quorum present, is sufficient to elect a Director. This means that the three (3) nominees for director who receive the greatest number of votes will be elected. Unless authority is withheld, it is the intention of the persons named in the form of proxy to vote each proxy for the election of all of the nominees listed below. Each nominee has indicated he will serve as a Director if elected, and the Board of Directors of the Fund knows of no reason why any of these nominees would be unable to serve. However, if any nominee should be unable to serve, the proxies received will be voted for any other person designated to replace the nominee by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

INFORMATION REGARDING DIRECTORS AND NOMINEES

     The following table shows certain information about the Directors and nominees. Each Director, including each nominee, has served as a Director of the Fund since 1990, except for Mr. Jean A. Arvis who became a Director in February 1993 and Mr. Walter J.P. Curley who became a Director in March 1993.

     Two of the existing Class II Directors, Messrs. de Logeres and Somnolet, will retire upon expiration of their terms at the Meeting. The Board of Directors has decided to use their retirement as an opportunity to reduce the aggregate fees paid by the Fund to the Directors by reducing the size of the Board from twelve members to eleven. The Board of Directors has nominated
Mr. Bernard L. Chauvel, the President of the Fund, to stand for election as a Class II Director to fill the remaining vacancy. As an "interested person", the Fund will not pay Mr. Chauvel an annual fee for service on the Board.

     The following have been nominated for election or re-election at the
Meeting:

                                                                               SHARES OF THE COMMON
                                                                                STOCK OF THE FUND
                                                                                BENEFICIALLY OWNED
                                                                                   (DIRECTLY OR
                                                                                   INDIRECTLY)
                            PRINCIPAL OCCUPATIONS DURING PAST FIVE YEARS AND      ON FEBRUARY 9,
NAME                  AGE                    DIRECTORSHIPS                           1999(1)
--------------------  ---  --------------------------------------------------  --------------------
Bernard L. Chauvel    46   President of the Fund since (June 1997);                    139
 Class II*                  President, Credit Agricole Indosuez (U.S.
 (Nominee for               operations) (since April 1997); President, Credit
 election)                  Agricole (U.S.) (banking, asset management and
                            finance) (January 1991 to May 1997)
Michel                64   Chairman of the Board (since January 1998), Presi-          421
 Longchampt (2)(3)          dent and Chief Executive Officer (until December
 Class II                   1997), Francosteel Corporation (steel
                            distributor); Consultant, Longchampt Resources
                            (since January 1998), and Director, J&L Specialty
                            Products (stainless steel producer).
Michel A.             63   President, Arfin (consulting) (since June 1995);           7,032
 Rapaccioli (2)             Vice President and Chief Financial Officer,
 Class II                   Texasgulf Inc. (fertilizers) (until May 1995);
                            Senior Vice President and Chief Financial
                            Officer, Elf Aquitaine, Inc. (holding company)
                            (until 1994); Chairman and Director, Elf Trading,
                            Inc. (oil) (until 1994); Chairman and Chief
                            Executive Officer, Elf Technologies, Inc. (until
                            1994) and Director and officer of other
                            affiliates of the Elf group of companies (until
                            1994).

------------------
* Denotes an "interested person," as defined in the Investment Company of 1940 (the "1940 Act"). Mr. Chauvel is an "interested person" by reason of his affiliation with Caisse Nationale Du Credit Agricole, the indirect parent company of the Fund's Investment Adviser.

     The following are Directors whose terms continue:

                                                                               SHARES OF THE COMMON
                                                                                STOCK OF THE FUND
                                                                                BENEFICIALLY OWNED
                                                                                   (DIRECTLY OR
                                                                                   INDIRECTLY)
                            PRINCIPAL OCCUPATIONS DURING PAST FIVE YEARS AND      ON FEBRUARY 9,
NAME                  AGE                    DIRECTORSHIPS                           1999(1)
--------------------  ---  --------------------------------------------------  --------------------

Jean A. Arvis         63   Chairman of the Fund (since February 1993); Presi-         6,123
 Class I (2)(3)             dent, French Federation of Insurance Companies
                            (insurance) (since March 1997); Special Advisor,
                            American International Group, Inc. (insurance)
                            (since January 1993); Senior Adviser, Compagnie
                            de Suez (until December 1995); Director, AXA Eq-
                            uity and Law (U.K.) (insurance), Fonciere Lyon-
                            naise, AIG Banque, Sofrace (Liban) and New
                            London PLC.

Thomas C.             54   President and Chief Executive Officer, Zephyr Man-         1,333
 Barry                      agement, Inc. (since December 1993); President
 Class III                  and Chief Executive Officer, Rockefeller & Co.,
                            Inc. (registered investment adviser) (March 1983-
                            December 1993); and Director, Pacific Basin Bulk
                            Shipping Limited.
**John A. Bult        62   Chairman, PaineWebber International, Inc.; Direc-          1,000
 Class III                  tor, PaineWebber Group Inc.; and Director, The
                            Germany Fund, Inc., The New Germany Fund, Inc.,
                            The Central European Equity Fund, Inc. and The
                            Greater China Fund, Inc. (investment companies).
Walter J.P.           76   Venture Capital Investor; United States Ambassa-           1,562
 Curley                     dor to Ireland (1975-77) and to France (1989-93);
 Class III                  Director, American Exploration Co. (oil and gas
                            exploration), Sotheby's Holdings, Inc., Banque
                            Paribas (International Advisory Board); Board of
                            Trustees, The Frick Collection, and Chairman of
                            the French American Foundation.
Pierre H.R.           55   Managing Director (since September 1998), Presi-            300
 Daviron                    dent and Chief Investment Officer (August
 Class I                    1993-September 1998), Oppenheimer Capital In-
                            ternational (asset management); and Chairman of
                            the Board of the Fund (May 1990-February 1993).

------------------
      ** Denotes an "interested person," as defined in the 1940 Act. Mr. Bult is an "interested person" by reason of his affiliation with PaineWebber Incorporated. PaineWebber Incorporated and its affiliate, PaineWebber International (U.K.) Ltd., were among the principal underwriters of the initial offering of the Fund's Common Stock in 1990. PaineWebber Incorporated was the dealer-manager of the Fund's rights offering in 1994. PaineWebber Incorporated, a broker-dealer registered under the 1934 Act, is the parent company of the Fund's Administrator.

Jacques               48   Associate Professor, Universite Paris II (since            1,019
 Regniez                    June 1997); Researcher, French State Planning
 Class I                    Agency; economic adviser to Prime Minister of
                            France; Administrator, Institut National de la
                            Statistique et des Etudes Economiques (economics
                            institute); Chairman and Director, Techniques de
                            Gestions Financieres S.A. (investment and
                            finance); and President, FICAC 40 (investment
                            company).
***Bernard Simon-     60   Executive Vice President, Credit Agricole Indosuez         1,000
 Barboux                    (banking, asset management and finance) (until
 Class III                  December 1998); Managing Director, Indocam As-
                            set Management (finance) (until December 1998);
                            Chairman, Indosuez Caisse de Retraites and Hima-
                            layan Fund (investment company); Director, In-
                            dosuez Investment Management Services (finance),
                            Cheuvreux de Virieu (securities brokerage), In-
                            dosuez North America Asset Management (fi-
                            nance), Korea Europe Fund, Rome Stockholm (real
                            estate), SEGESFI (finance); Suez Finance Counseil
                            for Compagnie de Suez; and Director, Union
                            Financiere de France (finance).

John W.               61   Managing Partner, Spurdle & Company (private fi-           1,000
 Spurdle, Jr. (2)           nance); Chairman, Investment Management Part-
 Class I                    ners Inc. (holding company); President, Asset
                            Management Investment Co. (since August 1997);
                            and Managing Director, Bluestone Capital Partners
                            (investment banking) (since January 1998).

------------------
*** Denotes an "interested person" as defined in the 1940 Act.
    Mr. Simon-Barboux has been an "interested person" by reason of his affiliations with Credit Agricole Indosuez, the indirect parent company of the Fund's Investment Adviser. Mr. Simon-Barboux retired from Credit Agricole Indosuez on December 31, 1998. Since he no longer participates in the management of Credit Agricole Indosuez or Indocam International Investment Services, the Board of Directors will consider pursuant to a rule under the 1940 Act whether Mr. Simon-Barboux may no longer be an "interested" Director.
(1) As of February 9, 1999, the nominees and Directors listed above who owned shares of the Common Stock owned individually less than 1% of the Fund's outstanding shares, and the Directors and officers of the Fund beneficially owned, directly or indirectly, in the aggregate less than 1% of the Fund's outstanding shares.
(2) Member of the Audit Committee.
(3) Member of the Nominating Committee.

     The Board of Directors presently has an Audit Committee and a Nominating Committee. The Audit Committee is currently composed of Messrs. Arvis, de Logeres, Longchampt, Rapaccioli and Spurdle (Chairman), none of whom is an "interested person" (as defined in the 1940 Act) of the Fund or of the Investment Adviser. The Audit Committee makes recommendations to the Board with respect to the selection of independent accountants and reviews with the independent accountants the scope and results of the audit engagement. The Audit Committee also considers the range of audit and non-audit fees, reviews and approves non-audit services provided by the independent accountants and reviews the annual financial statements of the Fund. The Audit Committee held three
(3) meetings during the Fund's fiscal year ended December 31, 1998.

     The Nominating Committee is composed of Messrs. Arvis, de Logeres, Longchampt and Somnolet, none of whom is an "interested person" (as defined in the 1940 Act) of the Fund or the Investment Adviser. The Nominating Committee exercises all of the powers of the Board of Directors regarding nominations for Directors who would not be "interested persons" (as defined in the 1940 Act). The Board of Directors has also typically delegated to the Nominating Committee the initial consideration of all candidates for selection as a Director of the Fund. The members of the Board of Directors of the Fund who are not "interested persons" nominated the nominees to stand for election by the stockholders. The Nominating Committee will not consider prospective nominees suggested by stockholders. The Nominating Committee did not hold a meeting during the Fund's fiscal year ended December 31, 1998.

     At the present time, the Board of Directors has no compensation committee or other committee performing similar functions.

     During the Fund's fiscal year ended December 31, 1998, the Board of Directors met four (4) times, and each Director attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board of Directors on which such Director served.

     Three of the Fund's Directors, Messrs. Arvis, Regniez and Simon-Barboux, and one of the Fund's nominees, Mr. Rapaccioli, are residents of France, and substantially all of the assets of such persons may be located outside of the United States. As a result, it may be difficult for United States investors to effect service of process upon such Directors within the United States or to realize judgments of courts of the United States predicated upon civil liabilities of such Directors under the federal securities laws of the United States.

INFORMATION REGARDING OFFICERS

     The executive officers of the Fund are as follows:

                                      POSITION                         PRINCIPAL OCCUPATION
NAME                  AGE            WITH FUND                        DURING PAST FIVE YEARS
--------------------  ---  ------------------------------  ---------------------------------------------
Jean A. Arvis.......   63  Chairman (since February 1993)  Previously Indicated.
Bernard L.             46  President (since June           Previously Indicated.
 Chauvel............        1997)
Steven M. Cancro....   44  Vice President (since June      First Vice President and Senior Counsel,
                            1992) and Secretary (since      Credit Agricole Indosuez (New York).
                            1991)
Frederick J.           39  Vice President (since June      Vice President, Indocam International
 Schmidt............        1992) and Treasurer (since      Investment Services (since July 1997); Vice
                            1990)                           President, Credit Agricole Indosuez (New
                                                            York).

     The persons listed above as officers of the Fund, other than Mr. Arvis, are also employees of Credit Agricole Indosuez. The officers of the Fund were elected by the Board of Directors at a meeting of the Board of Directors in June 1998. Messrs. Arvis, Cancro and Schmidt have indicated beneficial ownership of 6,123, 4,000 and 1,000 shares of the Fund, respectively, which represents less than 1% of the shares of the Fund outstanding.

COMPENSATION OF DIRECTORS AND OFFICERS

     The Investment Adviser pays the compensation and certain expenses of its personnel, if any, who serve as Directors and officers of the Fund.

     The Fund pays each of its Directors who is not an "interested person" (as defined in the 1940 Act) of the Fund (except by reason of being a Director) or of the Investment Adviser, the Fund's Administrator or any principal underwriter of the Fund, an annual fee of $7,500, plus an attendance fee of $700 for each meeting of the Board of Directors or of the Audit Committee attended. In addition, the Fund reimburses all Directors for certain out-of-pocket travel expenses in connection with their attendance at meetings of the Board of Directors or any committees thereof. The Fund pays an additional fee of $5,000 per year to Mr. Arvis for providing certain consulting services to the Fund.

     The following table provides information regarding the fees paid by the Fund to the non-interested Directors for their services for the Fund's fiscal year ended December 31, 1998.

                                                   PENSION OR     TOTAL
                                                   RETIREMENT  COMPENSATION
                                      AGGREGATE     BENEFITS     FROM THE
DIRECTOR                             COMPENSATION   ACCRUED        FUND
-----------------------------------  ------------  ----------  ------------
Jean A. Arvis......................  $   14,900    $    0      $     14,900
Thomas C. Barry....................      10,300         0            10,300
Walter J.P. Curley.................      11,000         0            11,000
Pierre H.R. Daviron................      10,300         0            10,300
Marc de F. de Logeres*.............      13,800         0            13,800
Michel Longchampt..................      13,800         0            13,800
Michel A. Rapaccioli...............      13,800         0            13,800
Jacques Regniez....................      11,000         0            11,000
Michel Somnolet*...................      11,000         0            11,000
John W. Spurdle, Jr................      13,800         0            13,800

------------------
* Messrs. de Logeres and Somnolet, each a Class II Director, will retire from the Board of Directors upon expiration of their terms at the 1999 annual meeting, or until their successors are elected and qualified.

  OWNERSHIP OF COMMON STOCK

     As of February 9, 1999, to the knowledge of the management of the Fund, there were no persons known to be control persons of the Fund, as such term is defined in Section 2(a)(9) of the 1940 Act. As of such date, the only persons known to the Fund to have record or beneficial ownership of more than 5% of the outstanding Common Stock are the following*:

       NAME AND ADDRESS                                             AMOUNT OF        PERCENT
         OF BENEFICIAL/                                            BENEFICIAL/         OF
         RECORD OWNER                                            RECORD OWNERSHIP     CLASS
-------------------------------------------------------------  --------------------  -------
       (Record Owner)
Cede & Co., as nominee for                                        15,144,280 shares   98.7%
  The Depository Trust Company
P.O. Box 20
Bowling Green Station
New York, NY 10004
       (Beneficial Owners)
       State Street Bank & Trust Co.                               2,510,700 shares   16.4%
       Global Corporate Action Dept.
       JAB5W
       P.O. Box 1631
       Boston, MA 01201-1631
       Chase Manhattan Bank                                        2,310,153 shares   15.1%
       4 New York Plaza
       New York, NY 10004
       Brown Brothers Harriman & Co.                               1,905,880 shares   12.4%
       63 Wall Street
       New York, NY 10005
       Citicorp Inc.                                               1,578,660 shares   10.1%
       388 Greenwich Street
       New York, NY 10013
       Bank of New York                                              791,146 shares   5.1%
       925 Patterson Plank Road
       Secaucus, NJ 07094

------------------
  * The Fund is also aware of five other entities which recently reported beneficial ownership of more than 5% of the outstanding Common Stock as of dates other than February 9, 1999: President and Fellows of Harvard College, care of Harvard Management Co., Inc., 600 Atlantic Ave., Boston, MA
    02210--          shares (    %) as of [date], Bankgesellschaft Berlin AG
    Postfach, 110801, D-10838, Berlin, Germany--        shares (   %) as of
    [date], Lazard Freres Asset Management, 30 Rockefeller Plaza, New York, NY
    10112--       shares (  %) as of [date], Fidelity Management and Research
    Corp., 82 Devonshire Street, Boston, MA 02109--       shares (  %) as of
    [date], Boston, MA--        shares (     %) as of [date] and Tattersall
    Advisory Group, 6620 West Broad Street, Richmond, VA 23230--       shares
    (  %) as of [date].

                      SELECTION OF INDEPENDENT ACCOUNTANTS
                                  (PROPOSAL 2)

     At a meeting of the Board of Directors held on December 8, 1998, a majority of the members of the Board of Directors, including a majority of Directors who are not "interested persons" (as defined in the 1940 Act) of the Fund, in accordance with the recommendation of the Audit Committee of the Board of Directors, selected PricewaterhouseCoopers LLP as independent accountants for the Fund for the fiscal year ending December 31, 1999.
PricewaterhouseCoopers LLP has audited the accounts of the Fund since the Fund's commencement of operations. PricewaterhouseCoopers LLP has informed the Fund that it does not have any direct interest or any material indirect financial interest in the Fund.

     The ratification of the selection of independent accountants is to be voted upon at the Meeting and, if no direction is made, it is the intention of the persons named in the accompanying proxy to vote proxies received in favor of ratification of PricewaterhouseCoopers LLP. A representative of PricewaterhouseCoopers LLP will be present at the Meeting to answer questions from the stockholders and will have an opportunity to make a statement if he or she chooses to do so.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                              STOCKHOLDER PROPOSAL
                   WITH RESPECT TO REALIZING NET ASSET VALUE
                                  (PROPOSAL 3)

     THE BOARD OF DIRECTORS OF THE FUND UNANIMOUSLY AND STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST PROPOSAL 3. THE DIRECTORS BELIEVE THE PROPOSAL IS CONTRARY TO THE BEST INTERESTS OF STOCKHOLDERS.

STOCKHOLDER PROPOSAL

     A stockholder has submitted the following proposal and supporting statement for inclusion in this proxy statement. The stockholder claims beneficial ownership of common stock of the Fund valued at over $2,000. The Fund will provide the address of the proposing stockholder to any person who requests that information by written or oral request to Steven M. Cancro, Secretary of the Fund, 1211 Avenue of the Americas, New York, New York 10036.

     "RESOLVED: The stockholders of The France Growth Fund (the "Fund") request that they be afforded an opportunity to realize net asset value ("NAV") for their investment in the Fund as soon as practicable."

                              SUPPORTING STATEMENT

     "My name is Phillip Goldstein and I have been a shareholder of the Fund for several years. Its shares have long traded at a large discount to NAV. On October 23, 1998, the discount was 21.2%, representing a total loss to shareholders of approximately $50 million.

     "The Board has taken some commendable steps recently to try to narrow the discount but, unfortunately, the discount is still there. Therefore, we think the Board should now allow shareholders to realize NAV for their investment. That would be a concrete benefit to shareholders that, we believe, outweighs any theoretical advantages of maintaining the status quo. Some possible alternatives are open-ending, liquidation, or a tender offer."

     THE BOARD OF DIRECTORS RESPONSE TO THE STOCKHOLDER'S PROPOSAL

     THE BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE PROPOSAL DESCRIBED ABOVE AND STRONGLY URGES ALL STOCKHOLDERS TO VOTE AGAINST THE PROPOSAL. THE REASONS FOR THIS UNANIMOUS RECOMMENDATION ARE AS FOLLOWS:

     Your Board believes that the Fund has and will continue to best serve the long-term interests of our stockholders by focusing on maximizing its investment objective of long-term capital gain and can best do so within a closed-end rather than open-end structure.

     The Fund was organized, and has consistently operated, with the objective to maximize long-term capital gains by investing in a diversified portfolio of French equity securities. While there are many European funds, the Fund is one of only a few investment companies that provides investors with exposure primarily to the French securities markets. The Board believes that this is an exciting and dynamic time for the European economies as a result of Economic and Monetary Union and the adoption of a single currency, the euro, and that French equity markets have and will continue to present attractive investment opportunities. The Board believes that the Fund, given the experience and performance of its investment adviser, is well positioned to capitalize upon these developments.

THE FUND HAS PRODUCED CONSISTENTLY EXCELLENT PERFORMANCE

     The Fund has been extremely successful in achieving its investment objective. It has a four star rating from Morningstar, the investment company rating service. From commencement of operations through December 31, 1998, the Fund's total return in U.S. dollars based upon changes in net asset value per share was 161.95% (including dividends). Over the same period, the Fund's benchmark index, the Societe de Bourse Francaise ("SBF") 120 Index, has generated a total return of 90.20% in U.S. dollars. The Fund has outperformed the index by 80% over that time even though the index does not reflect any expenses. The following chart shows the performance of the Fund's shares for each calendar year since the Fund's inception in 1990.

                     ANNUAL TOTAL RETURN*

                          [BAR CHART]

                       [Red]      [Blue]     [Yellow]
        1990           -7.40      -18.00      -25.8
        1991            6.2         5.46       17.8
        1992           -2.20        4.70       -3.80
        1993           22.8        47.3        22.3
        1994           -5.10      -27.05       -9.40
        1995           13.1        16.6         8.8
        1996           23.2        13.9        18.9
        1997           12.1        19.3         9.4
        1998           40.9        48.2        39.5


The fund's performance varies from year to year. The fund's past performance does not necessarily indicate how it will perform in the future. As a shareowner; you may experience a loss or gain on your investment.

     *The red bars show the Fund's performance based upon changes in net asset value per share (assuming reinvestment of dividends and distributions, if any, at prices obtained under the Fund's dividend reinvestment plan). The blue bars show the return based upon changes in the market price of the Fund's shares (calculated assuming a purchase of common stock at the current market price on the first day, the purchase of common stock pursuant to any rights offering during the year and sale at current market prices on the last day of each year with dividends and distributions, if any, reinvested at prices obtained under the Fund's dividend reinvestment plan). The yellow bars show the return for the SBF 120 Index, the Fund's benchmark. The return of the index does not reflect expenses and does not include reinvestment of dividends and distributions. You can not invest directly in the index.

     Your Board unanimously believes that taking short-term actions to realize net asset value, such as open-ending the Fund, liquidating the Fund or engaging in periodic tender offers, are not in the best interests of the Fund's shareholders but are intended to benefit opportunistic short-term speculators.

YOUR BOARD HAS ADDRESSED THE EXISTENCE OF A DISCOUNT

     Your Board recognizes the existence of the discount of the market price to net asset value is a significant matter. The Board has diligently examined this phenomena and has been active in seeking to address it in a manner that is consistent with the interests of all of the Fund's shareholders. The Board has regularly reviewed the amount of the discount and has carefully evaluated alternatives suggested in the proposal as well as a variety of other options. In evaluating each option, the Board carefully considers whether there is sufficient evidence to support the proposition that implementation of the option is likely to reduce the discount over the long-term. Among other things, the Board has sought the advice of consultants and investment banks as to what actions, if any, could lead to the reduction of the discount while keeping the Fund as an attractive investment vehicle for its shareholders. The Board has also considered the experiences of other funds and the actions they have taken to reduce the discount, including conversion to an open-end fund. The Fund has also been increasingly active in promoting investor awareness of the Fund and its performance history.

     These deliberations and advice led the Board to adopt in 1998 a Tax-Advantaged Managed Distribution Plan (the "Plan"). Under the Plan, the Fund distributes, on a quarterly basis, a dividend equal to 3% of the Fund's net assets as of the end of the previous year (at least 12% annually). To the extent possible, these distributions will be made from realized long-term capital gains, thereby reducing the tax impact to the Fund's shareholders. The first dividend under the Plan was declared on October 27, 1998. Based upon the net assets of the Fund at December 31, 1998, the Fund will make distributions during 1999 equal to at least $7.55 million per quarter. The Plan will remain in effect at least until 2001, subject only to a significant downturn of the French equity markets.

     Since the first dividend was paid pursuant to the Plan on November 20, 1998, the Fund's discount has narrowed significantly. After being as high as 22.9% on August 28, 1998 and, as noted in the shareholder proposal, 21.2 % on October 23, 1998, the discount was 16.97% on December 31, 1998 and has been as low as 14.64% since adoption of the Plan. The Board feels that, as the Plan continues to operate and generate a history of dividend payments, the market will gain greater appreciation of the Plan

     The effect of the discount also needs to be considered in context. To the extent any investor purchased shares of the Fund at times when the market discount was equal to or greater than the current discount (which has been the case for most of the past few years), that investor would not be negatively effected by the Fund's current discount. It is also important to remember that the discount is not unique to the Fund, but is a characteristic of most closed-end funds. In addition, the Fund is one of the few investment vehicles available to investors who are seeking exposure to the French securities markets.

     Your Board has concluded that the closed-end structure is the best for this Fund in its efforts to continue to realize its objective of maximizing long-term capital gains. The Fund's closed-end structure allows substantially all its assets to remain invested in French equity securities. If the Fund were to operate as an open-end fund, it would need to keep a cash reserve to meet redemption requests, which would disrupt the investment management process and incur otherwise unnecessary capital gains for Fund shareholders.

     Your Board believes that conversion to an open-end fund may have adverse consequences for our stockholders. First, conversion would raise the possibility of the Fund suffering substantial redemptions of shares, particularly in the period immediately following the conversion. This would have the effect of significantly increasing stockholder expenses on a per share basis because the Fund's fixed operating expenses would be spread over a smaller asset base. Second, the Fund would incur a number of new ongoing expenses in order to operate as an open-end investment company, including distribution expenses. Your Board believes that many stockholders who would otherwise choose to remain stockholders of the Fund in closed-end form, may nonetheless choose to redeem because of the fear that other stockholders will redeem first to avoid the higher expense ratio, leaving them to bear the higher expenses. Third, if redemptions upon conversion are significant, the Fund would have to either liquidate a substantial amount of its holdings to generate cash to satisfy the redemptions or distribute portfolio securities in-kind to redeeming stockholders. The liquidation of portfolio securities could trigger a significant tax liability for the Fund and all of the remaining stockholders as the Fund sells portfolio securities and realizes capital gains. In the case of distributions-in-kind, any capital gains tax exposure will be borne by the redeeming stockholder who receives the securities.

     A study conducted by CDA/Wiesenberger1, an independent mutual fund tracking service, on the impact open-ending has on a fund's long-term stockholders provides empirical evidence that long-term stockholders can be harmed by a conversion. The study reviewed the recent conversion of 10 closed-end funds and found that:

     o Within six months after conversion, the converted funds experienced an average decrease in net assets of 28.18%

     o the converted funds' average expense ratio increased from 1.33% to 1.89%

     o the amount of cash held by the converted fund rose from an average of 2.44% of assets as a closed-end fund to 7.75% of assets as an open end fund.

     o Shareholders experienced significant tax liability as they received post-conversion capital gains distributions averaging $6.21 per share versus an average distribution during the five years prior to conversion of $1.20 per share.

CONCLUSION

     The Fund was designed for those who seek long-term exposure to French equity securities through a professionally managed portfolio. Your Board strongly believes that the Fund has been very successful at maximizing long-term capital gains for these stockholders. Your Directors believe that changing the Fund's focus to realizing net asset value would be harmful to the long-term interests of our stockholders and would result in the creation of an investment vehicle which is different from the vehicle which our long-term stockholders have chosen to invest in.

------------------
1 Copyright (Copyright) 1998 Wiesenberger, A Thomson Financial Company, Reprinted by permission.

                       STOCKHOLDER PROPOSAL TO TERMINATE
                    THE FUND'S INVESTMENT ADVISORY AGREEMENT
                 WITH INDOCAM INTERNATIONAL INVESTMENT SERVICES
                                  (PROPOSAL 4)

     THE BOARD OF DIRECTORS OF THE FUND UNANIMOUSLY AND STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST PROPOSAL 4. THE DIRECTORS BELIEVE THE PROPOSAL IS CONTRARY TO THE BEST INTERESTS OF STOCKHOLDERS.

STOCKHOLDER PROPOSAL

     A stockholder has submitted the following proposal and supporting statement for inclusion in this proxy statement. The stockholder claims beneficial ownership of common stock of the Fund valued at over $2,000. The Fund will provide the name and address of the proposing stockholder to any person who requests that information by written or oral request to Steven M. Cancro, Secretary of the Fund, 1211 Avenue of the Americas, New York, New York 10036.

     "RESOLVED: The Fund's investment advisory agreement with its investment advisor, Indosuez International Investment Services (Indosuez), shall be terminated and the shareholders recommend that the board solicit competitive proposals for a new investment advisor."

                              SUPPORTING STATEMENT

     This supporting statement has been prepared by the proposing stockholder and does not reflect the views of the Board of Directors. The Fund does not assume any responsibility for the accuracy of the information in this supporting statement.

     "I believe Indosuez's advisory contract should be terminated because shareholder results with the Fund have been unimpressive, and because management fees are apparently so lucrative to Indosuez that effective steps to enhance shareholder value are not taken.

     "Since inception on 5/18/90, the Fund's shareholders have paid
$177 million to buy new shares, received $80 million in distributions, and have an investment with a market value of $179 million as of 10/2/98. The resulting gain of only $82 million spread over more than 8 years brings into question the value of this manager and this entire economic endeavor. The Net Asset Value
(NAV) return of the Fund is somewhat better, but it fails to reflect the devastating impact of the discount on shareholder investment results.

     "The shareholders paid out $36 million in advisory fees, director fees, underwriting fees, and other expenses while making only about $82 million on their investment. As of 10/2/98, the discount was costing each and every shareholder an additional $36 million ($2.44 a share) or a +20% extra return over and above the market value of the Fund's shares.

     "After 25 years as a private investor and 10 additional years as a investment professional managing up to $240 million in closed-end fund shares, I am convinced that the biggest problem in fixing discounts and adding market value is the investment advisor. Fees are so lucrative that the Fund manager will rarely recommend more than token steps (such as a 12% distribution policy or a small reduction in his fees) to enhance shareholder value. I believe the Directors owe their positions to Indosuez and therefore will not take effective actions such as committing to perpetual share buybacks, tender offers, open-endings, or other means to deliver Net Asset Value to shareholders. Such steps would reduce the Fund size and result in a major reduction in advisory fees. Instead, this Fund conducted a rights offering and sold new shares at a discount, which diluted the asset value, added to the supply of shares, and increased the advisory fees paid to Indosuez.

     "It is very expensive and time consuming for shareholders to wage successful proxy fights to replace staggered Boards of Directors hand picked by the investment advisor. Fortunately, the law gives shareholders one practical tool to fix this problem. A majority can vote to 'fire' the investment manager. Qualified advisors are available that will work with a motivated Board to enhance shareholder value.

     "We have a chance to send a loud and clear message to the Board that we want the Fund run exclusively for the benefit of the Fund's owners. Vote for this shareholder sponsored resolution."

THE BOARD OF DIRECTORS' RESPONSE TO THE STOCKHOLDER'S PROPOSAL

     THE BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE PROPOSAL DESCRIBED ABOVE AND STRONGLY URGES ALL STOCKHOLDERS TO VOTE AGAINST THE PROPOSAL. THE REASONS FOR THIS UNANIMOUS RECOMMENDATION ARE AS FOLLOWS:

     Your Board strongly believes that Indocam International Investment Services ("IIIS" or the "Adviser") is the investment adviser best suited to manage the Fund and is responsible for the outstanding performance of the Fund. Your Board also believes that IIIS's expertise, experience and performance history make it the best choice to manage the Fund in the face of a changing European investment environment. In addition, the termination of the investment advisory agreement would lead to a period of uncertainty and increased costs that could substantially harm the Fund's performance and therefore the interests of its long-term stockholders.

EXCELLENT PERFORMANCE

     The Fund's performance has been excellent both in absolute terms and also compared to its benchmark. The Fund's performance should be compared to the investment return on the French equity markets and not investments in other countries or with different investment focus. The Fund's performance is graphically depicted in response to proposal 3 and only some aspects of that performance will be highlighted here. The Fund has achieved a four-star rating by Morningstar. It has generated since its inception in 1990 a total return (based upon changes in net asset value per share) of 161.95% in U.S. dollars. With that return, the Fund outperformed its benchmark index (the Societe de Bourse Francaise 120 Index ("SBF") Index) by 80% over that period of time. During the past two years, the Fund has reported total returns of 12.06% for 1997 and 40.88% for 1998.

IIIS'S SUCCESSFUL EFFORTS TO REDUCE THE FUND'S EXPENSES

     A key element in a fund's performance is its expenses. While the Fund's expenses have historically been in line with those of other country funds, IIIS has taken significant efforts to lower the Fund's expenses, and thereby improve its performance, during 1999. In July 1998, well before this proposal was made, IIIS agreed to reduce its advisory fee each month by a percentage equal to the size of the discount. For example, if the Fund's shares have traded at an average discount to net asset value of 15% during the month of December, IIIS will reduce its investment advisory fee for that period by 15%. However, if the Fund's shares were to trade at a premium to net asset value in the future, IIIS will not increase its investment advisory fee by the percent of the premium. To the Fund's knowledge, no other adviser has undertaken such a policy to align its interest with those of the fund's shareholders. Since IIIS adopted this policy, the Fund has paid advisory fees at an average annual rate of 0.70% of the Fund's average annual net assets.

     In addition to reducing its own fee, IIIS has reduced other operating expenses, including fees of other services providers. The Fund estimates that its expenses for the current year will be approximately 1.25% of average daily net assets.1 That compares to an expense ratio for the Fund of 1.38% in 1998, 1.48% in 1997 and 1.54% in 1996. The average total operating expenses for closed-end European equity funds during 1998 was approximately 1.48%.

IN DEPTH REVIEW PROCESS BY THE BOARD

     Your Board reviews the terms of the investment advisory agreement between the Fund and IIIS annually. Your Board compares the fees paid by the Fund to those charged by other funds it considers comparable. It also reviews the Fund's overall performance and the qualification and background of the investment adviser. In this connection, it takes into account not only IIIS's expertise in the French securities markets, but also its depth of knowledge of the French economy and the political trends that could effect the securities markets. Your Board also considers that IIIS and its advisory affiliates manage over $150 billion of assets.

TERMINATION COULD HAVE A NEGATIVE EFFECT ON PERFORMANCE AND EXPENSES

     Termination of the investment advisory agreement would not by itself result in the elimination of the discount and there is no evidence that it would materially affect the discount in the long-term. Further, upon termination of the agreement, the Board would have to make new investment advisory arrangements which would have to be approved by shareholders. This would cause a significant disruption of the Fund's investment process which could have a negative effect on investment performance, as well as causing the Fund to incur significant additional expenses. Such costs would include the costs associated with the holding of a special shareholders meeting and the increased charges by existing service providers to accommodate the transition. The Board also does not feel that another manager would be as qualified to manage the Fund as IIIS. There certainly can be no assurance, and in fact the Board is not aware of any basis for concluding, that a new investment adviser would agree to an advisory fee lower than that charged by IIIS or would be able to provide superior performance to the SBF Index as IIIS has been able to achieve.

CONCLUSION

     The investment policy of the Fund has since inception been to seek long-term appreciation by investing in a professionally managed portfolio of French equity securities. Under the stewardship of IIIS, the Fund's goals are being realized. Your Board carefully reviews the performance of the Adviser, the resources necessary for it to continue to do a first-rate job and the application of those resources to the Fund. The Directors do not believe that they would be able to replace IIIS with another investment adviser which has comparable expertise in French equity markets at comparable costs. The Board is not aware of any investment managers that have a demonstrated record of performance managing a pool of French equity securities that approaches the record established by the Fund. Therefore, they conclude that the termination of the advisory contract would not be in the best interest of shareholders. It believes IIIS has served shareholders well and termination would cause uncertainty, as well as an increase in Fund expenses, and could significantly adversely effect the Fund's short, as well as long-term investment performance.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL 4.

------------------
1 Assumes an average reduction of the advisory fee equal to the discount on December 31, 1998 of 16.97% and net assets of $251.8 million, which was the size of the fund as of December 31, 1998.

                 RECOMMENDATION THAT THE FUND NOT PAY THE COSTS
             INCURRED BY STOCKHOLDERS WHO SOLICIT THEIR OWN PROXIES
                                  (PROPOSAL 5)

     Your Board of Directors believes that the Fund and our stockholders should not bear the costs associated with the solicitation of proxies by any stockholder who has chosen not to submit his or her proposal to the Fund in time for the proposal to be included in this proxy statement. Your Board believes that stockholders have had ample time and opportunity to submit proposals for inclusion in this proxy statement at no additional cost to the proposing stockholder, the Fund or all of the Fund's other stockholders. Your Board further believes that, to the extent a stockholder chooses to prepare and distribute to stockholders his or her own proxy materials rather than submit a proposal for inclusion in the Fund's proxy materials which would also be distributed to stockholders, that stockholder should bear the costs incurred in conducting that additional solicitation.

     As a Maryland corporation, your Fund is required to prepare and distribute to all stockholders a proxy statement which describes the business to be conducted at the annual meeting and gives stockholders the opportunity to vote on matters such as the election of directors and the ratification of the selection of independent accountants. The proxy statement also serves as a mechanism by which a stockholder can present a proposal for consideration by all of the Fund's stockholders at no additional cost to the proposing stockholder.

     The federal securities laws require that every proxy statement prepared by the Fund clearly set forth the deadline by which a stockholder must submit a proposal to the Fund in order for that proposal to be considered for inclusion in the following year's proxy statement. This year, the deadline was October 31, 1998 and the Fund received two proposals which were both included in this proxy statement as proposals 3 and 4 which are described above.

     By voting FOR this proposal, you can tell your Board of Directors that you support their position that the Fund and its stockholders should not bear the solicitation costs incurred by other stockholders.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL 5.

                       INFORMATION CONCERNING THE MEETING

SOLICITATION OF PROXIES

     The cost of preparing, printing and mailing these proxy materials will be borne by the Fund. In addition to the mailing of these proxy materials, proxies may be solicited by telephone, by fax or in person by the directors, officers and employees of the Fund; Indocam International Investment Services, the Fund's Investment Adviser, whose principal address is 90, boulevard Pasteur, 75015 Paris France; or Mitchell Hutchins Asset Management, Inc., the Fund's Administrator, whose principal address is 1285 Avenue of the Americas, New York, New York 10019. Shareholder Communications Corporation, a third party solicitation firm, has agreed to provide proxy solicitation services to the Fund at a cost of approximately $125,000. Brokerage houses, banks and other fiduciaries may also be requested to forward these proxy materials to the beneficial owners of Fund shares to obtain authorization for completing the proxies and will be reimbursed by the Fund for their out-of-pocket expenses.

REVOKING PROXIES

     A stockholder signing and returning a proxy has the power to revoke it at any time before it is exercised by filing a written notice of revocation with the Fund's secretary, c/o The France Growth Fund, Inc., 1211 Avenue of the Americas, New York, NY 10036; or by returning a duly executed proxy with a later date before the time of the Meeting; or if a stockholder has executed a proxy but is present at the Meeting and wishes to vote in person, by notifying the secretary of the Fund (without complying with any formalities) at any time before it is voted.

     Being present at the Meeting alone does not revoke a previously executed and returned proxy.

OUTSTANDING SHARES AND QUORUM

     As of February 9, 1999, 15,345,333 shares of Common Stock of the Fund were outstanding. Only stockholders of record on February 9, 1999 are entitled to notice of and to vote at the Meeting. Thirty-three percent (33%) of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting will be considered a quorum for the transaction of business.

VOTING RIGHTS AND REQUIRED VOTE

     A plurality of all votes cast at the Meeting, with a quorum present, is sufficient to elect a Director. This means that the three (3) nominees for Director who receive the greatest number of votes will be elected. The affirmative vote of a majority of the shares cast at the Meeting, with a quorum present, is required for the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants. The affirmative vote of a majority of the shares cast at the Meeting, with a quorum present, is required for approval of the stockholder proposal with respect to realizing net asset value. Approval of the stockholder proposal to terminate the advisory agreement requires the affirmative vote of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, which is the vote of (a) 67% or more of the shares of the Fund present at the meeting if the holders of more than 50% of the outstanding shares are present in person or by proxy, or (b) more than 50% of the outstanding shares, whichever is less. The affirmative vote of a majority of the shares cast at the Meeting, with a quorum present, is required for approval of the proposal recommending that the Fund not reimburse a stockholder's proxy solicitation costs. If the Advisory Agreement is terminated by stockholders at the Meeting, the Board of Directors will consider the Fund's options which may include, among other alternatives, liquidating the Fund, merging the Fund with another fund, or searching for a replacement investment adviser.

     The Fund expects that broker-dealer firms holding shares of the Fund in "street name" for the benefit of their customers and clients will ask their customers and clients how they want their shares voted on each proposal before the Meeting. The Fund understands that, under the rules of the NYSE, these broker-dealers may, without instructions from their customers and clients, grant authority to the proxies designated by the Fund to vote on certain items to be considered at the Meeting if no instructions have been received prior to the date specified in the broker-dealer firm's request for voting instructions. Certain broker-dealer firms may also exercise discretion over shares held in their name for which no instructions are received by voting such shares in the same proportion as they have voted shares for which they have received instructions.

     The shares as to which the broker-dealer firms have granted authority to the proxies designated by the Fund to vote on the items to be considered at the Meeting, the shares as to which broker-dealer firms have declined to vote ("broker non-votes"), and the shares as to which proxies are returned by record stockholders but which are marked "abstain" on any item will be included in the Fund's tabulation of the total number of votes present for purposes of determining whether the necessary quorum of stockholders exists. However, abstentions and broker non-votes will not be counted as votes cast. Therefore, abstentions and broker non-votes will not have an effect on the election of Directors or the ratification of the selection of independent accountants, although they will count toward the presence of a quorum. Abstentions and broker non-votes will have the same effect as a vote against the approval of the stockholder proposals and against the approval of the proposal relating to reimbursement of proxy solicitation costs.

OTHER BUSINESS

     The Fund has been advised by a stockholder that it intends to introduce certain proposals for consideration at the Meeting. One proposal relates to a recommendation that the Board of Directors take action to provide all stockholders the option of realizing net asset value within two months of the annual Meeting. Another proposal recommends that the Directors who do not support the proposal described in the previous sentence resign. If these proposals are presented at the Meeting or any adjournment thereof, the proxy holders will, if necessary, use their discretionary authority to vote against such proposals.

     The Board of Directors knows of no other matters to be presented for consideration at the Meeting. If other business including any question as to an adjournment of the Meeting is properly brought before the Meeting, proxies will be voted according to the best judgment of the persons named as proxies.

                           TRANSACTIONS BY AFFILIATES

     During the fiscal year of the Fund ended December 31, 1998, there were no transactions in the Common Stock of the Investment Adviser, its Parents or Subsidiaries by any officer, Director or nominee for election of Director of the Fund or the Investment Adviser in an amount equal to or exceeding 1% of the outstanding common stock of such entity. Mr. Arvis has indicated ownership of Directors' qualifying shares (less than 1% of the outstanding shares) of Credit Agricole Indosuez. Mr. Simon-Barboux has indicated ownership of one share of stock of Indocam Asset Management International, which is a subsidiary of Credit Agricole Indosuez.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the Fund's Annual Meeting of Stockholders in 1999 must be received by the Fund on or before November 8, 1999, in order to be included in the Fund's proxy statement and form of proxy relating to that meeting.

                                          /S/ Steven M. Cancro

                                          Steven M. Cancro
                                          Secretary

Dated: March 9, 1999

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD. PLEASE TAKE A FEW MINUTES TO VOTE NOW AND HELP SAVE THE COST OF ADDITIONAL SOLICITATIONS.

                         THE FRANCE GROWTH FUND, INC.
            1211 Avenue of the Americas, New York, New York 10036

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Frederick J. Schmidt and Steven M. Cancro as Proxies, each with full power of substitution, and hereby authorizes each of them, with authority in each to act in the absence of the other, to represent and to vote, as designated below, all the shares of Common Stock of The France Growth Fund, Inc. (the "Fund") held of record by the undersigned on February 9, 1999 at the Annual Meeting of Stockholders of the Fund to be held on April 29, 1999, or any adjournments thereof.

PROPOSALS (Please check one box for each proposal)

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES.

1. ELECTION OF DIRECTORS. The election of Class II directors to serve for a term expiring on the date on which the Annual Meeting of Stockholders is held in 2002.

   FOR all nominees listed below / /              WITHHOLD AUTHORITY / /
   (except as marked to the contrary below)       to vote for all nominees
                                                  listed below

Nominees: Bernard L. Chauvel, Michel Longchampt and Michel A. Rapaccioli

(Unless authority to vote for any of the foregoing nominees is withheld, this Proxy will be deemed to confer authority to vote FOR every nominee whose name is not listed below.)

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the following space:

--------------------------------------------------------------------------------

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 2.

2. TO RATIFY THE SELECTION BY THE BOARD OF DIRECTORS OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                     FOR / /   AGAINST / /   ABSTAIN / /

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 3.

3. TO CONSIDER AND ACT UPON A STOCKHOLDER PROPOSAL WITH RESPECT TO REALIZING NET ASSET VALUE.

                     FOR / /   AGAINST / /   ABSTAIN / /

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4.

4. TO CONSIDER AND ACT UPON A STOCKHOLDER PROPOSAL TO TERMINATE THE FUND'S INVESTMENT ADVISORY AGREEMENT WITH INDOCAM INTERNATIONAL INVESTMENT SERVICES.

                     FOR / /   AGAINST / /   ABSTAIN / /

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 5.

5. TO CONSIDER AND ACT UPON A PROPOSAL RECOMMENDING THAT THE FUND NOT REIMBURSE ANY STOCKHOLDER FOR HIS OR HER COSTS INCURRED IN SOLICITING PROXIES RELATING TO PROPOSALS WHICH THE STOCKHOLDER CHOSE NOT TO SUBMIT IN TIME FOR INCLUSION IN THE FUND'S PROXY STATEMENT.


                     FOR / /   AGAINST / /   ABSTAIN / /

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

6. In their discretion, the proxies are authorized to consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 5 AND AGAINST PROPOSALS 3 AND 4.

Please sign exactly as name appears below. If shares are held jointly, each Shareholder named should sign. If only one signs, his or her signature will be binding. If the Shareholder is a corporation, the President or a Vice President should sign in his or her own name, indicating title. If the Shareholder is a partnership, a partner should sign in his or her own name, including that he or she is a "Partner."

                                     Dated:                               , 1999
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                                     (By)
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                                                        Signature

                                     (By)
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                                                        Signature